Exhibit 4.9

Date:   September 23, 2008

First International Bank of Israel Ltd.
Herzliyah Pituach Branch

Dear Sir / Madam:

Whereas BluePhoenix Solutions Ltd. (hereinafter: “the Company”) has received and/or is about to receive from the bank credit, documentary credit, a variety of loans, overdrafts in a current account, in a current loan account or in another account, letters of indemnity and any guarantees whatsoever in favor of the Company and/or in favor of others at its request, discounts on bills and a variety of other banking services (hereinafter: “the Banking Services”);

Accordingly, the Company hereby declares and undertakes vis-à-vis the bank that as long as it benefits from the credit and Banking Services granted thereto by the bank, and as long as there are debts and undertakings of the Company vis-à-vis the bank, all in accordance with the bank’s books, the following shall apply:

A.
The Company shall at all times fulfill all conditions and financial relations, as specified herein below, to be examined in accordance with the quarterly and annual consolidated financial statements of the Company (The annual financial statements shall be audited by an accountant.). The Company declares that as of the date of signing of this letter, it has fulfilled the conditions and financial relations following hereinbelow:

A.1.
The total equity capital of the Company, pursuant to the quarterly and annual financial statements, as specified above, shall be no less than US $70,000,000 (seventy million US dollars), and its ratio to the consolidated balance sheet shall be no less than 60%.

A.2.
The tangible equity capital of the Company, as defined herein below, shall be positive at all times, in accordance with the data appearing in the quarterly and annual consolidated financial statements of the Company.

Equity Capital – As it appears in the financial statements of the Company (including, inter alia, the paid share capital of the Company, capital funds, the balance of undesignated profit, less the cost of Company shares held by it or by subsidiaries of the Company, and less minority rights) plus deferred shareholder’s loans, less loans and/or capital notes given to parties having an interest in the Company and/or to associated companies, and less guarantees given by the Company to guarantee the debts of parties having an interest in the Company and/or associated companies of the Company.

Tangible Equity Capital – As defined above less non-tangible assets as such appear in the financial statements of the Company, including, but not limited to, deferred expenses, goodwill, patents, trademarks, trade names, copyrights, etc.

Parties with Interest and/or Subsidiaries and/or Associated Companies – As these terms are defined in the Securities Law, 5728-1968.

A.4.	Pursuant to the quarterly and annual consolidated financial statements of the Company, the cumulative total EBITDA in the last four calendar quarters shall be no less than 5 million dollars.

EBITDA	This is defined as the operating profit plus the depreciation and deduction sections that have been included in expenses deducted prior to the operating profit.

A. 5.	The total financial undertakings of the Company shall not exceed 35 million dollars, and its ratio to the total the balance sheet shall not exceed 40%.

Financial Undertakings – These are defined as (short-term and long-term) loans from banks and other financial institutions, undertakings in respect of leasing, bonds and convertible bonds.

A.6.
The Company undertakes that insofar as it applies rules of standardization that depart from those it applied at the time of the signing of this Letter of Undertaking, the Company shall contact the bank in order to adjust its undertakings pursuant to section A above to the alterations resulting from the application of the rules. In the event the Company and the bank fail to reach agreement with respect to the alterations required within 30 days of the date whereon the Company contacted the bank or within another period determined by the parties, this shall be grounds for presenting the debts and undertakings of the Company for immediate repayment.

The Company declares that as of the date of signing of this Letter of Undertaking, it has been satisfying these conditions and financial relations.

A.7.
The Company hereby undertakes that it shall not perform any transaction of any kind whatsoever with a subsidiary and/or associated Company and/or party having an interest therein, nor any transfer of funds and/or assets, with or without consideration, in any form whatsoever, directly and/or indirectly. In addition, the Company shall not give any loans and/or guarantees of any kind and type whatsoever, and no assets owned by it shall be encumbered to guarantee the debts of any subsidiary and/or associated Company and/or party having an interest in the Company, where the total sum thereof exceeds 2 million dollars annually, unless the bank has given advance written consent to this.

For the purpose of this document:
“Associated Company,” “Subsidiary,” and “Party Having an Interest” – shall have the meanings defined in the Securities Law.
“Asset” – An asset of any kind and type whatsoever, including rights.

B.
The Company declares that it is aware that the bank’s consent to make Banking Services available to the Company was given, inter alia, in reliance on the fact that Mr. Arieh Kilman, who currently serves as general manager of the Company, shall continue to serve in the position of general manager or as chairman of the Board of Directors.

The Company undertakes to inform the bank forthwith in the event that Mr. Kilman’s employment with the Company is discontinued for any reason whatsoever.

C.
The loans, which the Company has received and/or shall receive from parties having an interest in the Company (hereinafter: “Shareholders Loans”) shall be inferior and deferred in relation to the debts and undertakings of the Company to the bank, and the debts and undertakings of the Company to the bank shall have precedence over the Shareholders Loans as these shall be at any time.

D.
The Company undertakes not to pay and not to discharge the Shareholders Loans or any part thereof until the total which the Company owes the bank is fully paid in respect of the Banking Services made available thereto, and as long as the Company’s debts and undertakings are not fully paid to the bank.

E.	Undertaking Not to Carry out a Merger

1.           We undertake not to perform, not to undertake to perform and not to undertake any proceedings whatsoever for the implementation of a merger with another corporation/other corporations, without obtaining advance written consent of the bank thereto. For this purpose, we undertake to deliver to the bank forthwith any information or document required by the bank, at the latter’s sole discretion, in order to determine the position of the bank vis-à-vis the merger.

2.           The undertakings of the  Company, as aforesaid herein in this section, apply both with respect to a merger in accordance with Part VIII or Part IX of the Companies Law 5759-1999, and with respect to any action resulting in the purchase of the principle share of the Company’s assets by a person or another corporation or any other action that results in the acquisition of Company shares that grant the purchaser control of the Company or any action that results in the Company directly or indirectly purchasing the principle share of another corporation’s assets or the shares of another corporation, which grant the Company control of that corporation.

With regard to this section, the term “control” shall have the meaning defined in the Securities Law 5728-1968.

F.	Undertaking to Refrain from Encumbrances

1.           We hereby undertake that we shall not encumber, pledge, nor undertake to encumber and/or pledge in any form whatsoever and for any purpose whatsoever any asset whatsoever, in all or in part, owned by us at present or in future, in favor of any third party whatsoever, without obtaining advance written consent of the bank.

2.           In addition, we shall not sell nor transfer in any manner whatsoever any asset whatsoever, in all or in part, owned by us at present or in future, in favor of any third party whatsoever, without obtaining advance written consent of the bank.

3.           As of the date of signing of this Letter of Undertaking, no encumbrances whatsoever lie on the assets owned by us, in all or in part, and we have not undertaken to create any such encumbrances vis-à-vis any third party whatsoever.

For the purposes of this document, the term “asset” shall have the meaning of an asset of any kind and type whatsoever, including rights.

G.
The Company shall provide the bank, proximate to receiving the demand thereof, with current reports, documents and information in connection with Company business and the financial state thereof.

Without derogating from the generality of the aforesaid, the Company shall present the bank, inter alia, commencing on the date of signature of this agreement, with current reports, as follows:

G.1.           No later than the 30th of June each year, the Company shall deliver to the bank all its consolidated financial statements up to December 31 of the year that has concluded, the aforesaid statements being audited by a competent external accountant.

G.2.           Within 60 days of the final date of March, June and September of each year, the Company shall deliver to the bank the consolidated financial statements relating to the calendar quarter concluding on the last day of each of the above-mentioned months.

G.3.           If the Company prepares additional financial statements in Israel and abroad, audited or unaudited, intended for presentation to any entities whatsoever in Israel or abroad, the Company shall deliver copies of these statements forthwith upon the publication thereof to the bank.

For the purpose of this Letter of Undertaking, the term “annual financial statements” shall mean a balance sheet, profit and loss statement, statement of changes in financial position, statement of changes in equity capital, including explanations thereof, prepared and audited in accordance with accepted accounting rules, and any other report that has been published in accordance with the legal requirements of the Securities and Exchange Commission (SEC) for a public company whose shares are traded on NASDAQ.

For the purpose of this Letter of Undertaking, the term “quarterly financial statements” shall mean a balance sheet, profit and loss statement and any other report published in accordance with the legal requirements for a public Company whose shares are traded on NASDAQ.

H.
The Company shall inform the bank forthwith of any substantial legal claim or proceeding filed or commenced or with regard to which the Company is aware it is about to be undertaken against it in a court of law, a tribunal or in any other legal institution, in Israel or abroad.

I.
The Company is aware that in any event of the breach of one or more of its undertakings pursuant to this Letter of Undertaking, in addition to any other relief to which the bank is entitled pursuant to any document which has been signed and/or is to be signed by the Company and/or pursuant to any law, the bank is authorized, but not obligated, to present for immediate repayment the sums owing thereto by the Company in respect of the Banking Services that have been made available, in all or in part, and may realize any security and/or guarantee given by the Company and/or on its behalf to the bank.

J.
All undertakings of the Company and interested parties pursuant to this Letter of Undertaking, and all rights of the bank in accordance therewith, are in addition to and independent of any of the undertakings, securities and guarantees that the bank has received and/or shall receive from the Company and/or from interested parties and/or from any one thereof, and they shall not affect them nor shall they be affected thereby.

K.
A waiver by the bank of any prior violation or of any previous failure to perform one or more of the undertakings vis-à-vis the bank, whether that undertaking is included in this document or has been included or shall be included in any other document whatsoever, shall not be deemed justification for an additional violation or additional failure to fulfill any of the conditions or undertakings, as aforesaid. The failure of the bank to utilize any right whatsoever granted thereto in accordance with any document whatsoever and/or pursuant to any law shall not be construed as a waiver of that right.

L.
For the avoidance of doubt it is hereby clarified that nothing in the contents of this Letter of Undertaking may derogate from or restrict in any manner whatsoever any undertaking of the Company and/or of a party having an interest therein and/or of any of the latter vis-à-vis the bank and/or any right whatsoever of the bank vis-à-vis the Company and/or vis-à-vis a party having an interest therein, pursuant to the general debt agreement and any other document which has been and/or is to be signed by them and/or by any one of them.

M.	This Letter of Undertaking shall replace and shall substitute for the Letter of Undertaking that we have signed in your favor on September 27, 2007.

Yours truly,

Varda Sagiv
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BluePhoenix Solutions Ltd.